Exhibit 99.1

Dear Shareholder,

OneLink made extensive progress in continuing to implement our product and marketing strategies.  However, events and market conditions in the telecommunications industry we serve temporarily stalled revenue improvement.  The typically long, highly complex sales and implementation cycle in working with the incumbent local exchange carriers (ILECs) was further delayed by merger, regulatory, and labor distractions.  In addition, the ILECs have shifted their strategic product and growth emphasis from voice-based products to their DSL, long distance and wireless products and businesses.

In response to this shift, we accelerated execution of our growth strategy aimed at leveraging our TeleSmart technology and unique data stream into new products and services that support the changes in the ILEC’s growth strategies. We are developing new products that will assist ILECs in either more cost-effectively selling their core voice telecommunications products or by providing them with business intelligence that will allow them to sell and promote their DSL and long distance services more effectively.  These new services extend the value of TeleSmart Web technology from a voice telecommunications-based product that generates customer loyalty to a tool that provides strategic customer information when used by network providers and call centers. We expect to make these new products available to the market during the first half of 2001.

We have reinforced our position as a valued provider of business intelligence to the telecommunications industry with these accomplishments:

•	Launched TeleSmart Web in Qwest territory
•	Launched TeleSmart Web in Cincinnati Bell territory
•	Prepared to launch a third ILEC on TeleSmart Web in 2001
•	Gained positive product evaluation from end-user research
•	Conducted successful trial of new TeleSmart Web marketing tool in Qwest territory
•	Initiated development of a decision support sales tool for telecommunications providers
•	Initiated development of a new product for the call-center market

From Product Acceptance to Proactive Marketing
Focus group research conducted during 2000 validated the need and demand for TeleSmart Web.  Current and prospective users acknowledged its strong value in determining operational, staffing and marketing requirements, particularly in phone-centric businesses that rely on the telephone to book appointments, reservations and orders. We are leveraging this product endorsement through the development of aggressive marketing campaigns to build awareness and promote trial of the product.  After we test them, we will offer proven campaigns to our carrier partners that will drive the service to their business customers. In addition, we can use these campaigns for alternative distribution methods that we are exploring, including selling TeleSmart Web directly to end-user businesses.

New Products Leverage Informational Assets and Delivery System
TeleMetrics – a Breakthrough in Cost Effective Product Promotion
In the fall of 2000, we tested TeleMetrics, an innovative promotional tool designed to drive incremental, customer-initiated sales for our ILEC partners.  TeleMetrics summarizes the ILECs’ business customers’ call data and delivers a call summary report to the customer in a weekly e-mail.  The business customers are informed of the number of calls they received; percentage of calls that were answered, unanswered or busy; hourly break-outs of when the calls are received and the calling patterns by day of the week.  The ILECs’ business customers use the information to improve their operations.

In the test of this promotion that we ran with 2,000 ILEC customers, after receiving 12 weeks of TeleMetrics reports, 30% of the customers made changes to improve their operations and 10.2% bought additional services from the ILEC. Of the 10.2% who bought additional services, 4.5% added new phone lines, 1.8% added voice messaging, 2.2% added other services including DSL and 1.7% upgraded to TeleSmart Web.  We are extremely optimistic that our ILEC partners will enthusiastically embrace this cost-effective customer initiated sales promotional tool.

Decision Support Tool Helps Carriers Identify Sales Opportunities
The second new product concept that we have in development is a decision support tool, which we are developing for use by carriers to identify sales opportunities for a multitude of services. The service will provide call statistics, such as number of calls received in a given period of time per telephone line, busy and unanswered calls, call types, call duration, and call origination and destination points.

This sophisticated intelligence tool will allow carriers to identify customer behavior trends, target customers by industry, and define opportunities for new services and bundled products.  For instance, if a carrier requests a report that flags those customers who exceeded a threshold for missed calls due to busy or unanswered status, the carrier has a valuable sales lead list that identifies customers with the need for additional local telephone lines, voice messaging service or both.

Helping Call Centers Improve Customer Service
We are also exploring the development of a new product for call centers that will provide intelligence that is critical to maintaining high levels of customer service.  Information about callers who may be blocked by network busy signals and activity levels by time zone, state, county, city, and zip code help the call center adjust their telephone service to address high-volume call periods.  In addition, the call center can conduct an outbound campaign to reach blocked callers.

Financial Results
For the year ended December 31, 2000, our Revenue grew 11% over the same period in 1999, from $1.85 million in 1999 to $2.05 million in 2000.  Our revenue growth was driven by an increase in Consulting Revenue associated with ILEC system integration projections.  Our Consulting Revenue in 2000 increased 60% versus 1999.

Despite the increase in Revenue, our 2000 Gross Profit declined 14% from 1999.  Our Gross Profit as a percent of Revenue was also negatively impacted, dropping from 47.5% in 1999 to 36.9% in 2000.  The decline was driven by the fact that in 1999, the company capitalized personnel expenses related to the development of TeleSmart Web that were recognized as expenses in 2000.

Our Net Loss in 2000 increased to $3.5 million compared to the $1.5 million in 1999 due to increased depreciation expenses and ongoing product development expenses necessary for the successful adoption of OneLink’s ASP business model and for continued enhancements to OneLink’s TeleSmart Web product.

I sincerely thank you for your continued support in 2000.  Everyone at OneLink remains committed and enthusiastic about delivering the success that we believe our TeleSmart technology is capable of.  I encourage you to visit our website at www.onelink.com on a regular basis for the latest information on our products and services, company news, current stock price and financial information.

Sincerely,

/s/ Paul Lidsky
Paul Lidsky
Chief Executive Officer

Cautionary Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995.  A number of factors should be considered in conjunction with the above forward-looking statements.  These factors include need for additional financing, long sales cycles for new customers, changes in economic and market conditions, the development of new technologies, product pricing, industry regulation, management of growth, business strategy and measures to implement strategy, competitive strengths and expansion.  Additionally, other factors set forth in cautionary statements included in OneLink’s Form 10KSB and other documents filed with the Securities and Exchange Commission should also be considered.